Schedule 13G                                                         Page 1 of 4
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SEC                 1745  (02-02)  Potential  persons  who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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                  UNITED STATES                   OMB APPROVAL
       SECURITIES AND EXCHANGE COMMISSION         ------------------------------
             Washington, D.C. 20549               OMB Number:         3235-0145
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                  SCHEDULE 13G                    Expires:    December 31, 2005
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                                                  Estimated average burden
                                                  hours per response.........11
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                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                             VA Software Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   91819B 10 5
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                                 (CUSIP Number)

                                December 31, 2004
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   91819B 10 5                                              Page 2 of 4
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         1.   Names of Reporting Persons.  I.R.S.  Identification  Nos. of above persons (entities only).
                   Larry M. Augustin
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         2.   Check  the   Appropriate   Box  if  a  Member  of  a  Group   (See
              Instructions)
                                                              (a) [ ]
                                                              (b) [ ]
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         3.   SEC Use Only
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         4.   Citizenship or Place of Organization
                United States
------------------ -------------------------------------------------------------
Number of
Shares
Beneficially
Owned              5.    Sole Voting Power  4,762,153 shares
by Each            -------------------------------------------------------------
Reporting          6.    Shared Voting Power  214,700 shares
Person             -------------------------------------------------------------
With               7.    Sole Dispositive Power   4,762,153 shares
                   -------------------------------------------------------------
                   8.    Shared Dispositive Power  214,700 shares
------------------ -------------------------------------------------------------
         9.  Aggregate  Amount  Beneficially  Owned  by  Each  Reporting  Person
              4,976,853
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         10. Check if the Aggregate  Amount in Row (9) Excludes  Certain  Shares
              (See Instructions)
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         11. Percent of Class Represented by Amount in Row (9)          8.0%
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         12. Type of Reporting Person (See Instructions)
              IN
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

                                                                     Page 3 of 4

Item 1.

       (a)    Name of Issuer:  VA Software Corporation

       (b) Address of Issuer's Principal Executive Offices: 46939 Bayside Parkway, Fremont CA 94538

Item 2.

       (a)    Name of Person Filing: Larry M. Augustin

       (b) Address of Principal Business Office or, if none, Residence: 46939 Bayside Parkway, Fremont CA 94538

       (c)    Citizenship: United States Citizen

       (d)    Title of Class of Securities: Common Stock, $.001 par value

       (e)    CUSIP Number: 91819 B 10 5

Item 3.    If  this  statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)  or
           240.13d-2(b) or (c), check whether the person filing is a: Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owed: 4,976,853 shares

       (b) Percent of class: 8.0%

       (c) Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote 4,762,153 shares

              (ii)  Shared power to vote or to direct the vote 214,700 shares

              (iii) Sole  power to  dispose or to direct the disposition of
                    4,762,153 shares

              (iv) Shared power to dispose or to direct the disposition of 214,700 shares

Item 5.    Ownership of Five Percent or Less of a Class

Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

Item 8.    Identification and Classification of Members of the Group

Not applicable

Item 9.    Notice of Dissolution of Group

Not applicable

Item 10.   Certification

Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        1/31/2005
                                             ---------------------------------
                                                           Date

                                               /s/  Larry M. Augustin
                                             ---------------------------------
                                                       Signature

                                                    Larry M. Augustin
                                             ---------------------------------
                                                       Name/Title